EXHIBIT 10.5

ASENSUS SURGICAL, INC.

EXECUTIVE DEFERRED COMPENSATION PLAN

ARTICLE I. INTRODUCTION.

WHEREAS, Asensus Surgical, Inc. (the “Company”) wishes to establish a plan solely to provide deferred compensation for a select group of management or highly compensated employees within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974 (“ERISA”), effective as of the Effective Date (as defined herein);

WHEREAS, this Asensus Surgical, Inc. Executive Deferred Compensation Plan (the “Plan”) is intended to comply with Section 409A of the Internal Revenue Code, as amended (“Code Section 409A”) and regulations thereunder;

WHEREAS, the Company wishes to provide under the Plan that the Company shall pay the entire cost of vested accrued benefits from its general assets and/or assets set aside in a grantor trust by the Company to meet its obligations under the Plan; and

WHEREAS, the Company intends that the assets allocated to the Plan shall at all times be subject to the claims of the general creditors of the Company.

NOW, THEREFORE, the Company does hereby establish the Plan as follows:

ARTICLE II. DEFINITIONS.

“Account” means a bookkeeping account established and maintained by the Company with respect to each Participant to which (i) Participant Contributions, (ii) Matching Contributions, (iii) Nonelective Contributions shall be credited to subaccounts under the Account.

“Beneficiary” shall have the meaning set forth in Section 7.1.

“Board” means the Company’s Board of Directors.

“Bonus” means any cash incentive or performance bonus payable to an Eligible Employee by the Company during any portion of a Plan Year in which the Eligible Employee is a Participant.

“Bonus Reduction Contribution” means an amount of Bonus a Participant elects to defer under the Participant’s Deferral Agreement that shall be deducted from the Participant’s Bonus without reduction for any taxes or withholding (except to the extent required by law or under Code Section 409A).

“Change in Control” means a “change in control” as defined in Section 9(c) of the Company’s Amended and Restated Incentive Compensation Plan, as may be amended from time to time, provided that no distribution shall be made in connection with a Change in Control unless it constitutes a “change in control” under Code Section 409A and regulations promulgated thereunder.

“Claimant” means a Participant (or in the case of the Participant’s death, the Participant’s Beneficiary or Beneficiaries) who makes a written application to the Plan Administrator for benefits that he or she believes are due under the Plan.

“Code” means the Internal Revenue Code of 1986, as amended.

“Code Section 409A” means Section 409A of the Code and all regulatory and interpretive guidance issued thereunder from time to time.

“Compensation” means amounts attributable to Salary and Bonus.

“Company” means Asensus Surgical, Inc., a corporation organized under the Laws of Delaware.

“Company Contributions” means Matching Contributions, and/or Nonelective Contributions made by the Company on behalf of a Participant.

“Deferral Agreement” means an election by an Eligible Employee to (i) make a Salary Reduction Contribution and/or Bonus Reduction Contribution and (ii) specify a percentage and time of distribution for the Participant’s Account.

“Disability” or “Disabled” means: a Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

“Effective Date” means November 1, 2021.

“Election Period” means the enrollment window(s) designated by the Company in which a Participant may be permitted to enter into or modify a Deferral Agreement in accordance with the terms of the Plan.

“Eligible Employee” means an individual who is part of a select group of management or highly compensated individuals who performs services for the Company as an employee and who has been chosen by the Company each year, in its sole discretion, to be eligible to participate in the Plan.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Investment Fund” means an investment fund or vehicle or other measure for crediting earnings, which shall consist solely of publicly traded registered mutual funds in which the amount credited to a Participant’s Accounts may be deemed to be invested.

“Legally Binding Right” means a nonforfeitable right that cannot be reduced or eliminated within the meaning of Code Section 409A.

“Matching Contribution” means an amount contributed by the Company on behalf of a Participant which shall consist of: (i) with respect to a Participant who is not eligible for matching contributions in the Company’s 401(k) Plan, an amount credited under the Plan equal to the Company’s match on elective deferrals made during the Plan Year by the Participant under the Company’s 401(k) Plan, subject to the rules applicable to such matching contribution under the Company’s 401(k) Plan or as otherwise determined by the Company in its sole discretion; and (ii) in the Company’s sole discretion, contributions that match the Participant’s Salary Reduction Contribution and/or Bonus Reduction Contribution under the Plan, in a ratio and up to a maximum amount as determined by the Company.

“Nonelective Contribution” means an amount contributed by the Company on behalf of a Participant, designated as a flat dollar amount or as a percentage of Salary and/or Bonus as determined from time to time at the sole discretion of the Board.

“Participant” means any Eligible Employee selected by the Company who has either (i) elected to participate in the Plan by entering into a Deferral Agreement or (ii) is credited with a Company Contribution under the Plan.

“Participant Account” means Salary Reduction Contributions and/or Bonus Reduction Contributions as elected by the Participant from time to time.

“Performance-Based Compensation” means a Bonus to which a Participant is entitled upon satisfying organizational or individual performance goals for a performance period that is at least twelve consecutive months. Whether or not a Bonus is considered Performance-Based Compensation shall be determined under procedures established by the Plan Administrator and in accordance with Code Section 409A.

“Person” means such term as defined in Section 3(a)(9) of the Securities Exchange Act of 1934 and as used in Sections 13(d)(3) and 14(d)(2) of such Act.

“Plan” means the Asensus Surgical, Inc. Executive Deferred Compensation Plan.

“Plan Administrator” means the Board or a committee appointed by the Board in accordance with Section 8.1.

“Plan Year” means a calendar year.

“Salary” means the base cash salary payable to an Eligible Employee by the Company during any portion of a Plan Year in which the Eligible Employee is a Participant.

“Salary Reduction Contribution” means an amount of Salary a Participant elects to defer under the Participant’s Deferral Agreement which shall be deducted from the Participant’s Salary without reduction for any taxes or withholding (except to the extent required by law or under Code Section 409A).

“Separation from Service” means a “separation from service” within the meaning of Code Section 409A.

“Specified Employee” means a Participant who, as of the date of such Participant’s Separation from Service, is a key employee of the Company if the Company is then publicly traded on an established securities market or otherwise, and, for purposes of this definition, a Participant is a key employee if the Participant meets the requirements of Code Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with the regulations thereunder and disregarding Code Section 416(i)(5)) at any time during the twelve-month period ending on the identification date. If the Participant is a key employee as of the identification date, the Participant shall be treated as a Specified Employee for purposes of the Plan for the entire twelve-month period beginning on the effective date. The identification date shall be December 31, and the effective date shall be April 1, unless subsequently changed by the Plan Administrator in accordance with the requirements of Code Section 409A.

“Trust” means a trust that may be established, in the Company’s sole discretion, pursuant to a trust agreement between the Company and a trustee in order to set aside assets in respect of the Company’s obligations under the Plan, which trust shall meet the requirements of a “grantor trust” under Revenue Procedures 92-64 and 92-65 and otherwise shall meet the requirements under Code Section 409A.

ARTICLE III. ELIGIBILITY AND PARTICIPATION.

3.1.	Eligibility to Participate in the Plan.

(a)	The Plan Administrator shall designate each individual who is an Eligible Employee under the Plan.

(b)

An Eligible Employee shall become a Participant in the Plan by executing a Deferral Agreement in accordance with procedures established by the Plan Administrator or upon the crediting of a Company Contribution on behalf of the Eligible Employee.

3.2.

Change in Employment Status. During any period in which a Participant remains in the employ or service of the Company, but ceases to be an Eligible Employee, he or she shall cease to be eligible to make future deferrals of Compensation or receive Company Contributions under the Plan; however, all past Deferral Agreements of the Participant shall remain in effect. An individual shall remain a Participant in the Plan until the Participant’s entire Account is distributed or forfeited, as applicable.

ARTICLE IV. ELECTIONS AND CONTRIBUTIONS.

4.1.	Election to Make Salary Reduction Contributions and Bonus Reduction Contributions.

(a)	Deferral Agreement.

(1)

An Eligible Employee may make an irrevocable Deferral Agreement to make a Salary Reduction Contribution either one-percent increments, not to exceed fifty percent (50%) of Salary, during an Election Period within the Plan Year preceding the Plan Year in which the Salary subject to the Salary Reduction Contribution is earned.

(2)

An Eligible Employee may make an irrevocable Deferral Agreement to make a Bonus Reduction Contribution in one-percent increments, not to exceed one hundred percent (100%) of the Bonus, during an Election Period within the Plan Year preceding the Plan Year in which the Bonus subject to the Bonus Reduction Contribution is earned.

(3)

Prior to the time an Eligible Employee obtains a Legally Binding Right to any Participant Contributions, the Participant may, with respect to the Participant’s Account attributable to Participant Contributions, specify in the Deferral Agreement:

(i)	The percentage of the Account to be distributed; and

(ii)	The time of the distribution in accordance with Section 5.2.

The Participant’s election of the percentage and time of distribution in the Deferral Agreement shall apply without regard to any subsequent change in the Participant’s Deferral Agreement as to the amount of future Salary Reduction and/or Bonus Reduction Contributions from time to time, unless the Plan Administrator determines that a change is permitted as to any Participant Contributions deferred in a subsequent Plan Year.

(4)	A Deferral Agreement shall be made in accordance with procedures established by the Plan Administrator and in accordance with Code Section 409A.

(b)	Notwithstanding the foregoing:

(1)

An Eligible Employee who is eligible to participate in the Plan for the first time and has never been eligible to participate in another account balance plan (within the meaning of Code Section 409A) of the Company may make an initial Deferral Agreement to make a Salary Reduction Contribution and/or Bonus Reduction Contribution within thirty days of being designated as an Eligible Employee by the Plan Administrator. Any such Deferral Agreement must apply only to Salary and the pro-rata portion of any Bonus earned for services performed after the election.

(2)

If the Plan Administrator, in its sole discretion, determines that a Bonus constitutes Performance-Based Compensation, an Eligible Employee may make an irrevocable Deferral Agreement to make a Bonus Reduction Contribution with respect to such Performance-Based Compensation, no later than six months before the end of the applicable performance period. In order to make a Deferral Agreement under this Section 4.1(b)(2), (i) the Participant must perform services for the Company continuously from the later of the beginning of the performance period or the date the Company establishes the performance goals through the date the Participant makes the Deferral Agreement, and (ii) the amount of the Performance-Based Compensation that will be earned must not be readily ascertainable (e.g., the performance goals are not certain to be achieved) as of the date of the Deferral Agreement.

(c)

A Participant’s Deferral Agreement shall remain in effect such that the Participant will automatically be deemed to have made a Deferral Agreement each subsequent Plan Year so long as the Deferral Agreement becomes irrevocable no later than the last day of the last Election Period during the Plan Year preceding the Plan Year in which Compensation subject to the Salary Reduction Contribution or Bonus Reduction Contribution is earned.

(1)

The Participant may modify or terminate the Participant’s automatic Deferral Agreement by notifying the Plan Administrator at any time, but any such modification or termination must be made no later than the last day of the last Election Period during the Plan Year preceding the Plan Year in which Compensation subject to the Deferral Agreement would have otherwise been earned, or, solely with respect to Compensation subject to the Deferral Agreement that constitutes Performance-Based Compensation, no later than six months before the end of the applicable performance period, subject to the restrictions set forth in Section 4.1(b)(2).

(2)

The modification or termination of a Participant’s automatic Deferral Agreement shall be made in accordance with procedures established by the Plan Administrator and in accordance with Code Section 409A.

(d)

Failure to Make Timely Election. If an Eligible Employee fails to enter into a timely Deferral Agreement, the Eligible Employee shall be deemed to have elected to make no Salary Reduction Contributions or Bonus Reduction Contributions for the applicable Plan Year.

(e)

Crediting of Reduction Contributions. Salary Reduction Contributions and Bonus Reduction Contributions made by a Participant under this Section shall be credited to the Participant’s Account as soon as practicable after the Compensation subject to the Salary Reduction Contribution or Bonus Reduction Contribution would have otherwise been paid to the Participant.

(f)	Vesting. A Participant shall be fully vested in the Participant’s Salary Reduction Contributions and Bonus Reduction Contributions.

4.2.	Company Contributions.

(a)	Matching Contributions. The Company shall make a Matching Contribution, which amount may vary by Participant.

(b)	Nonelective Contributions. The Company shall make Nonelective Contributions under this Plan, in an amount determined by the Company in its sole discretion, which may vary by Participant.

(c)	Crediting of Company Contributions. Company Contributions made on behalf of a Participant shall be credited to the Participant’s Account as soon as practicable.

(d)

Vesting of Company Contributions. A Participant shall vest in Matching Contributions at the same time and amount as determined with respect to matching contribution under the Company’s 401(k) Plan or as otherwise determined by the Company in its sole discretion. A Participant shall vest in Nonelective Contributions credited to the Participant’s Account at such times and on such terms (including performance-based vesting) as determined by the Plan Administrator prior to the date on which the Participant first obtained a Legally Binding Right to any Nonelective Contributions, contingent upon such Participant’s continued employment with the Company through such date. Any vesting based on time shall either be specified as a specific date or dates or using an elapsed time method. Any Company Contributions that are not vested as of the date of a Participant’s Separation from Service shall be forfeited upon such Separation from Service.

4.3.	Changes in Time or Form of Distribution.

(a)

If permitted by the Plan Administrator, a Participant may make a subsequent election to redefer the time and/or form of a distribution of the Participant’s Account attributable to Participant Contributions, but only if the following conditions are satisfied:

(1)	The election may not take effect until at least twelve months after the date on which the election is made;

(2)	A distribution may not be made earlier than at least five years from the date the distribution would have otherwise been made;

(3)	The election must be made at least twelve months before the date of the first scheduled distribution; and

(4)

The election may not result in an impermissible acceleration of payment prohibited under Code Section 409A and applicable guidance thereunder. If the Plan Administrator, in its sole discretion, determines that a change in the time and/or form of a distribution will result in an impermissible acceleration, the Plan Administrator reserves the right to refuse to honor the change.

(b)	A change in the time and/or form of distribution shall be made in accordance with procedures established by the Plan Administrator and in accordance with Code Section 409A.

ARTICLE V. DISTRIBUTION OF ACCOUNT BALANCES.

5.1.	Form of Distribution.

(a)	The Participant’s Account attributable to Participant Contributions, or any percentage thereof as elected in accordance with Section 4(a)(3), shall be distributed in cash in a single lump sum.

(b)

Except as otherwise provided in this Article V, the Participant’s Account attributable to vested Company Contributions shall be distributed in cash in three annual installments of 33.3%, 50% and 100% of the Account at such time as specified in Section 5.3.

5.2.	Distribution prior to Separation from Service.

(a)

A Participant may elect in accordance with Section 4(a)(3) to have the Participant’s Account attributable to the Participant Contributions, or portion thereof, distributed commencing on a date specified in the Deferral Agreement, provided that the Participant is employed with the Company on such date.

(b)	If the Participant does not select a time of distribution in accordance with this Section 5.2, the time and form of distribution shall be as otherwise provided in this Article V.

5.3.	Distribution upon Separation from Service.

(a)

Notwithstanding Section 5.2, the unpaid portion of the Participant’s Account attributable to Participant Contributions will be distributed no later than sixty (60) days following the Participant’s Separation from Service.

(b)

Upon a Participant’s Separation from Service, the unpaid portion of the Participant’s vested Account balance, if any, attributable to Company Contributions shall be distributed commencing no later than sixty (60) days following the Participant’s Separation from Service and on the first and second anniversaries of the initial distribution.

(c)

In the case of a Separation from Service of a Specified Employee, distributions under this Section 5.3 may not be made or commence before the date which is six months after the date of the Specified Employee’s Separation from Service (or, if earlier, the date of death of the Specified Employee).

5.4.

Distribution upon Disability or Death. Notwithstanding the foregoing, if a Participant becomes Disabled or dies while employed with the Company, the unpaid portion of the Participant’s total vested Account balance, if any, shall be distributed in a single lump sum.

5.5.

Distribution upon a Change in Control. Notwithstanding the foregoing, upon a Change in Control, the unpaid portion of a Participant’s total vested Account balance, if any, shall be distributed in a single lump sum.

5.6.

Impermissible Acceleration. If the Plan Administrator, in its sole discretion, determines that a distribution under this Article will result in an impermissible acceleration prohibited under Code Section 409A and applicable guidance thereunder, the Plan Administrator reserves the right to refuse to make any such distribution unless and until the Plan Administrator determines that the distribution can be made in accordance with Code Section 409A.

5.7.

Delay in Payment. The Plan Administrator may delay a distribution under this Article V if making a timely payment would jeopardize the ability of the Company to continue as a going concern or if the payment would violate federal securities laws. In each case, payment must be made as soon as the reason for the delay ceases to exist.

5.8.	Accelerated Payment Exceptions. The Plan Administrator may provide for an accelerated payment of vested amounts credited to a Participant’s Account under the following circumstances:

(a)	To comply with a Qualified Domestic Relations Order. For this purpose, a Qualified Domestic Relations Order means a judgment, decree, or order (including the approval of a settlement agreement) which:

(1)	is issued pursuant to a State’s domestic relations law;

(2)	relates to the provision of child support, alimony payments or marital property rights to a spouse, former spouse, child, or other dependent of the Participant;

(3)	creates or recognizes the right of a spouse, former spouse, child, or other dependent of the Participant to receive all or a portion of the Participant’s benefits under the Plan;

(4)	requires payment to such person of their interest in the Participant’s benefits in an immediate lump payment; and

(5)	meets such other requirements established by the Company.

The Company shall determine whether any document received by it is a Qualified Domestic Relations Order. In making this determination, the Company may consider the rules applicable to “domestic relations orders” under Code Section 414(p) and ERISA Section 206(d), and such other rules and procedures as it deems relevant.

(b)

To cover any employment tax, where applicable, on amounts deferred under the Plan, to pay federal income tax withholding amounts (or the corresponding state, local, or foreign tax withholding amounts as a result of the payment of any employment taxes). The total payment under this acceleration provision must not exceed the aggregate employment taxes and withholding related to such employment taxes;

(c)	In connection with a termination and liquidation of the plan in accordance with Treasury Regulation §1.409-3(j)(4)(ix);

(d)	Due to income inclusion resulting from a violation of Code Section 409A; and

(e)

To cover a debt owed to the Company if the participant incurred the debt in the ordinary course of business, the offset does not exceed $5,000 per calendar year, and payment occurs on the due date of the debt.

ARTICLE VI. PLAN INVESTMENTS.

6.1.

All amounts payable under the Plan to a Participant or the Participant’s Beneficiaries shall be paid by the Company from its general assets. The payment of benefits under the Plan represents an unfunded, unsecured obligation of the Company. Notwithstanding the fact that the Participants’ Accounts may be adjusted by an amount that is measured by reference to the performance of any deemed Investment Funds as provided in Section 6.2, no person entitled to payment under the Plan shall have any claim, right, security interest, or other interest in any fund, trust, account, insurance contract, or asset of the Company which may be responsible for such payment, including any Trust.

6.2.

In the Company’s discretion, the Plan Administrator may permit Participants to elect one or more Investment Funds in which the Accounts will be deemed to be invested for purposes of crediting earnings or losses on such Accounts. Such election shall be subject to any such restrictions as deemed advisable by the Plan Administrator in its sole discretion. In the event that the Company does not permit a Participant to make a deemed investment election or in the event that the Participant fails to elect a deemed investment election with respect to the Participant’s Accounts, the Company may designate one or more default Investment Funds for such purpose.

ARTICLE VII. BENEFICIARY.

7.1.

A Participant shall designate on the Participant’s Deferral Agreement or other form provided by the Company, the Beneficiary or Beneficiaries (i.e., a person or persons who are to receive distributions in the event of the Participant’s death). If the Participant has not properly designated a Beneficiary, or if for any reason such designation shall not be legally effective, or if said designated Beneficiary or Beneficiaries shall predecease the Participant, then the Participant’s estate shall be treated as the Beneficiary. A Participant may change the Participant’s Beneficiary designation at any time by amending the Participant’s Deferral Agreement or other form provided by the Company.

ARTICLE VIII. ADMINISTRATION.

8.1.	Plan Administrator. The Plan Administrator shall be the Board or a committee appointed by the Board to administer the Plan.

8.2.	Claims for Benefits.

(a)

Filing a Claim. A Participant or the Participant’s authorized representative may file a claim for benefits under the Plan. Any claim must be in writing and submitted to the Plan Administrator. Claimants will be notified in writing of approved claims, which will be processed as claimed. A claim is considered approved only if its approval is communicated in writing to a Claimant.

(b)

Denial of Claim. In the case of the denial of a claim respecting benefits paid or payable with respect to a Participant, a written notice will be furnished to the Claimant within ninety days of the date on which the claim is received by the Plan Administrator. If special circumstances (such as for a hearing) require a longer period, the Claimant will be notified in writing, prior to the expiration of the ninety-day period, of the reasons for an extension of time; provided, however, that no extensions will be permitted beyond ninety days after the expiration of the initial ninety-day period.

(c)	Reasons for Denial. A denial or partial denial of a claim will be dated and signed by the Plan Administrator and will clearly set forth:

(1)	The specific reason or reasons for the denial;

(2)	Specific reference to pertinent Plan provisions on which the denial is based;

(3)	A description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and

(4)

An explanation of the procedure for review of the denied or partially denied claim set forth below, including the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

(d)

Review of Denial. Upon denial of a claim, in whole or in part, a Claimant or the Claimant’s duly authorized representative will have the right to submit a written request to the Plan Administrator for a full and fair review of the denied claim by filing a written notice of appeal with the Plan Administrator within sixty days of the receipt by the Claimant of written notice of the denial of the claim. A Claimant or the Claimant’s authorized representative will have, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits and may submit issues and comments in writing. The review will take into account all comments, documents, records, and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

If the Claimant fails to file a request for review within sixty days of the denial notification, the claim will be deemed abandoned and the Claimant precluded from reasserting it. If the Claimant does file a request for review, the Claimant’s request must include a description of the issues and evidence he or she deems relevant. Failure to raise issues or present evidence on review will preclude those issues or evidence from being presented in any subsequent proceeding or judicial review of the claim.

(e)	Decision upon Review. The Plan Administrator will provide a prompt written decision on review. If the claim is denied on review, the decision shall set forth:

(1)	The specific reason or reasons for the adverse determination;

(2)	Specific reference to pertinent Plan provisions on which the adverse determination is based;

(3)

A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits; and

(4)

A statement describing any voluntary appeal procedures offered by the Plan and the Claimant’s right to obtain the information about such procedures, as well as a statement of the Claimant’s right to bring an action under ERISA Section 502(a).

A decision will be rendered no more than sixty days after the Plan Administrator’s receipt of the request for review, except that such period may be extended for an additional sixty days if the Plan Administrator determines that special circumstances (such as for a hearing) require such extension. If an extension of time is required, written notice of the extension will be furnished to the Claimant before the end of the initial sixty-day period.

(f)

Finality of Determinations; Exhaustion of Remedies. To the extent permitted by law, decisions reached under the claims procedures set forth in this Section shall be final and binding on all parties. No legal action for benefits under the Plan shall be brought unless and until the Claimant has exhausted the Claimant’s remedies under this Section. In any such legal action, the Claimant may only present evidence and theories which the Claimant presented during the claims procedure. Any claims which the Claimant does not in good faith pursue through the review stage of the procedure shall be treated as having been irrevocably waived. Judicial review of a Claimant’s denied claim shall be limited to a determination of whether the denial was an abuse of discretion based on the evidence and theories the Claimant presented during the claims procedure. Any suit or legal action initiated by a Claimant under the Plan must be brought by the Claimant no later than one year following a final decision on the claim for benefits by the Plan Administrator. The one-year limitation on suits for benefits will apply in any forum where a Claimant initiates such suit or legal action. Any claim under this Plan relating to an alleged failure to make a contribution to this Plan, and any suit or legal action for benefits under this Plan must be made within two years of the date on which the claimed contribution is alleged should have been made or, if later, the date on which the Claimant is or should have been aware that such contributions have not been made.

(g)	Disability Claims. Claims for Disability benefits shall be determined under the DOL Regulation Section 2560.503-1, which is hereby incorporated by reference.

8.3.

Indemnification. To the extent not covered by insurance, the Company shall indemnify the Plan Administrator, each employee, officer, director, and agent of the Company, and all persons formerly serving in such capacities, against any and all liabilities or expenses, including all legal fees relating thereto, arising in connection with the exercise of their duties and responsibilities with respect to the Plan, provided however that the Company shall not indemnify any person for liabilities or expenses due to that person’s own gross negligence or willful misconduct.

8.4.

Power and Authority. The Plan Administrator shall have full power and authority to adopt rules and regulations (including without limitation a reasonable claims procedure) for the administration of the Plan, and to interpret, alter, amend, or revoke any rules and regulations so adopted. The Plan Administrator shall have full power and authority to interpret the terms and provisions of this Plan and any instrument filed hereunder. Any costs or expenses in the administration of the Plan or the investment of any assets by the Company will be charged against and reduce the Accounts of Participants in a fair and equitable manner as determined by the Plan Administrator, to the extent such expenses are not paid by the Company out of other assets.

8.5.	Finality of Decisions. The Plan Administrator’s decisions or interpretations made under the Plan shall be binding and final on all interested parties.

8.6.

Information Requests. Any party entitled to payment under this Plan shall comply with all written requests of the Plan Administrator or its designee to furnish the Company with any information known or available to such party and necessary to the administration of the Plan.

8.7.

No Fiduciary Relationship. Neither the Plan, nor any action taken by the Plan Administrator or the Company, shall create or be deemed to create a trust or fiduciary relationship of any kind between the Company and the Participant, the Participant’s Beneficiary, or any other person.

ARTICLE IX. MISCELLANEOUS.

9.1.

Amendment of Plan. The Company or its delegate reserves the right to amend any provisions of the Plan at any time to the extent that it may deem advisable without the consent of Participants or any Beneficiaries, provided that no such amendment shall reduce the amount of Compensation deferred before such amendment without the consent of affected Participants or Beneficiaries.

9.2.	Termination of Plan.

(a)	The Company may terminate the Plan at any time, provided the following requirements are satisfied:

(1)	The termination is not proximate to a downturn in the Company’s financial health;

(2)

All plans and arrangements that would be aggregated with the Plan for purposes of Code Section 409A if the same service provider had deferrals of compensation under all of the plans and arrangements are also terminated and liquidated;

(3)	No payments to Participants other than payments that would have been paid absent the termination are made within twelve months of the Plan termination;

(4)	All payments in liquidation of the Plan are made within twenty-four months of the Plan termination; and

(5)	The Company does not adopt a plan of the same type as the Plan for a period of three years following the date of Plan termination.

(b)

Notwithstanding the foregoing, the Company may terminate the Plan within thirty days preceding or twelve months following a Change in Control, provided that all plans sponsored by the Company immediately after the Change in Control with respect to which deferrals of compensation are treated as having been deferred under a single plan for purposes of Code Section 409A are also terminated and liquidated with respect to each Participant who experienced the Change in Control, and further provided that all such Participants receive all amounts of compensation deferred under the terminated plans within twelve months of the date of termination of the plans.

(c)	Upon Plan termination in accordance with this Section, any unpaid portion of a Participant’s Account balance shall be payable in a single lump sum.

(d)

Notwithstanding the foregoing, if the Plan Administrator, in its sole discretion, determines that any accelerated payments made on account of Plan termination are prohibited under Code Section 409A and applicable guidance thereunder, the Plan Administrator reserves the right to refuse to make any such payments unless and until the Plan Administrator determines that the payments can be made in accordance with Code Section 409A.

(e)	For purposes of this Section, “Company” shall be construed to refer to the Company and all Persons with whom the Company would be considered a single employer under Code Sections 414(b) or (c).

9.3.

No benefits under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, or encumbrance. The provisions of this Plan shall be binding upon and inure to the benefit of the Company and Participants and their respective successors, heirs, personal representatives, executors, administrators, and legatees.

9.4.

Nothing contained in the Plan shall be construed as a contract of employment or service between the Company and any Participant, or as a right of any Participant to be continued in the employment of or service to the Company, or as a limitation of the right of the Company to discharge any of its employees or service providers, with or without cause.

9.5.

This Plan and a Participant’s Deferral Agreements, and any subsequently adopted amendment thereof, shall constitute the total agreement or contract between the Company and such Participant regarding the Plan. No oral statement or other written document regarding the Plan may be relied upon by the Participant.

9.6.

All questions arising in respect of the Plan, including those pertaining to its validity, interpretation, and administration, shall be governed, controlled, and determined in accordance with the applicable provisions of federal law and, to the extent not preempted by federal law, the laws of the State of Delaware. All legal actions or proceedings relating to the Plan shall be brought exclusively in the courts of Delaware.

9.7.

Code Section 409A. It is intended that the Plan comply with the provisions of Code Section 409A. The Plan and each Deferral Agreement shall be administered in a manner consistent with this intent. Each payment made under the Plan, shall be considered a “separate payment” within the meaning of Code Section 409A. Neither a Participant nor any of a Participant's creditors or Beneficiaries shall have the right to subject any amounts payable under the Plan to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment. A Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s Account in connection with the Plan (including any taxes and penalties under Code Section 409A), and the Company shall not have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

ASENSUS SURGICAL, INC.

EXECUTIVE DEFERRED COMPENSATION PLAN

DEFERRAL AGREEMENT FOR THE ____ PLAN YEAR

This Deferral Agreement must be completed and returned to Amanda Owens at Asensus Surgical, Inc. (the "Company") no later than [DATE] (the "Election Deadline"); provided, that, if you are a newly Eligible Employee, as determined by the Committee, the Election Deadline is the 30th day after you become an Eligible Employee and your election will only apply to Salary and your pro-rata portion of your Bonus earned after the Election Deadline. Your election becomes irrevocable as of the Election Deadline.

Pursuant to the terms of the Asensus Surgical, Inc. Nonqualified Deferred Compensation Plan (the "Plan"), I hereby elect to defer certain of my compensation for the remainder of the _____ Plan Year in accordance with this election. Capitalized terms used but not defined herein have the meanings set forth in the Plan.

Election of Salary Reduction Contributions

Pursuant to Section 4.1(a) of the Plan, I hereby elect to defer (select either a whole percentage or dollar amount):

_____ percent (_____%) [between 1% and 90%]

of my Salary for the ______ Plan Year in accordance with this election. I authorize the Company to make the appropriate deductions from my paycheck.

Election of Bonus Reduction Contributions

Pursuant to Section 4.1(b) of the Plan, I hereby elect to defer (select either a percentage or dollar amount):

_____ percent (_____%) [between 1% and 90%]

of my Bonus, if any, earned in the ____ Plan Year in accordance with this election. I authorize the Company to make the appropriate deductions from my paycheck.

Election no to Participate

_____ I elect not to contribute either Salary and Bonus under the Plan for the _____ Plan Year.

Evergreen Election to Apply to Subsequent Plan Years

I understand that, subject to my continued eligibility to participate in the Plan, this Deferral Agreement will remain in effect with respect to future Plan Years unless I timely revoke my Deferral Agreement or file a new Deferral Agreement with the Plan Administrator prior to the beginning of the Plan Year.

Distribution Date Election for Salary and Bonus Reduction Contributions

I hereby elect the following Distribution Date with respect to my Account attributable to my Salary and Bonus Reduction Contributions if I am employed with the Company on such date:

☐                                      [Month and Year at least two years after Plan Year]

This election is irrevocable and will apply to any Salary and Bonus Reduction Contributions I may elect while a Participant in the Plan. If no election is made, then the Account attributable to Salary and Bonus Reduction Contributions will be distributed as provided below.

If permitted by the Plan Administrator, you may elect to redefer the Distribution Date elected above in accordance with the conditions set forth in Section 4.3 of the Plan.

Other Distributable Events

Notwithstanding the above Distribution Date election, if any of the Distributable Events described in Section 5.3 – 5.5 of the Plan occurs prior to the elected Distribution Date above, payment shall be made in accordance with Article 5 of the Plan:

●	Your Separation from Service.
●	Your death.
●	Your Disability.
●	A Change in Control.

Timing and Form of Payment

Payment of your Account attributable to Salary and Bonus Reduction Contributions shall be made in a single lump sum within 60 days following the earliest Distributable Event.

The Plan Administrator may accelerate payment of all or a portion of your vested Account in accordance with Section 5.8 of the Plan.

If you are a Specified Employee, payment of all or a portion of your vested Account in connection with your Separation from Service may be delayed in accordance with Section 5.3(c) of the Plan.

Company Contributions

As a Participant in the Plan, you may be eligible to receive one or more types of Company Contributions described in Section 4.2 of the Plan with respect to the Plan Year, although the Company is under no obligation to make these contributions. Any such contributions will be subject to vesting in accordance with Section 4.2(f) of the Plan.

Your Account attributable to Company Contributions will only be distributed upon your Separation from Service as defined in the Plan and will be paid in three annual installments beginning 60 days after your Separation from Service and the first and second anniversary of the initial installment.

Election of Deemed Investment of Account

I understand that the amounts deferred hereunder will be deemed invested in the deemed Investment Options I may elect on the Principal website solely for purposes of determining the value of my Account on the Distribution Date and that the Committee may change the deemed Investment Options available under the Plan at any time. The Company has no obligation to invest any assets in the deemed Investment Options I select.

I also understand that the value of my Account on the Distribution Date may be less than the amount originally invested.

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Acknowledgement

By executing this Deferral Agreement I acknowledge that:

●	I have read and understand the terms of the Plan and agree to all of its terms and conditions.

●	I understand that any amounts I defer hereunder are unfunded and unsecured and subject to the claims of the Company's creditors in the event of the Company's insolvency.

●	I have consulted with my own tax advisor regarding the tax consequences of participating in the Plan and making this election.

I hereby make this election as of this                    day of                   , ____

Participant's Signature

Print Participant's Name

Received by the Plan Administrator this day of , _____.

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